IN THE OFFICE OF THE SECRETARY OF STATE OF THE STATE OF NEVADA

SEP 24 1997

No. C20585-97

DEAN HELLER, SECRETARY OF STATE

Receipt No. FY9800017239
MR. KIM FARRAN
09/24/1997
REC'D BY KG
195.00
(125.00)

ARTICLES OF INCORPORATION

OF

GOURMET GIFTS, INC.

FIRST. The name of the corporation is:

GOURMET GIFTS, INC.

SECOND. It's registered office in the State of Nevada is located at 1675 Van Ness, Reno, Nevada 89503, that this Corporation may maintain an office, or offices, in such other place within or without the State of Nevada as may be from time to time designated by the By-Laws of said Corporation, and that this Corporation may conduct all Corporation business of every kind and nature, including the holding of all meetings of Directors an Stockholders, outside the State of Nevada as well as within the State of Nevada

THIRD. The objects for which this Corporation is formed are: To engage in any lawful activity, including, but not limited to the following:

(A) Shall have such rights, privileges and powers as may be conferred upon corporations by any existing law.

(B) May at any time exercise such rights, privileges and powers, when not inconsistent with the purposes and objects for which this corporation is organized.

(C) Shall have power to have succession by it's corporate name for the period limited in it's certificate or articles of incorporation and when no period is limited, perpetually, or until dissolved and it's affairs wound up according to law

(D) Shall have the power to effect litigation in it's own behalf and interest in any court of law

(E) Shall have power to make contracts

(F) Shall have power to hold, purchase and convey real and personal estate and mortgage or leased any such real and personal estate with it's franchises. The power to hold real and legality of the document.

(G) Shall have power to appoint such officers an agents as the affairs of the corporation shall require, and to allow them suitable compensation.

(H) Shall have power to make By-Laws not inconsistent with the constitution or laws of the United States, or of the State of Nevada, for the management, regulation and government of it's affairs and property, the transfer of it's stock, the transaction of it's business, and the calling and holding of meetings of it's stockholders.

(I) Shall have power to dissolve itself.

(J) Shall have power to adopt and use a common seal or stamp, and alter the same. The use of a seal or stamp by the corporation on any corporate documents is not necessary. The corporation may use a seal or stamp, if it desires, but such sue or nonuse shall not in any way affect the legality of the document.

(K) Shall have power to borrow money and contract debts when necessary for the transaction of it's business, or for the exercise of it's corporate rights, privileges or franchises, or for any other lawful purpose of it's incorporation; to issue bonds, promissory notes, bills of exchange, debentures, and other obligations and evidences of indebtedness, payable at a specified event or events, whether secured by mortgage, pledge or otherwise, or unsecured, or for money borrowed, or in payment for property purchased or acquired, of for any other lawful object.

(L) Shall have power to guarantee, purchase, hold, sell, assign, transfer, mortgage, pledge or otherwise dispose of the shares of the capital stock of, or any bonds, securities or evidences of the indebtedness created by, any other corporation or corporations of the State of Nevada, or any other state or government, and, while owners of such stock, bonds, securities or evidences of indebtedness, to exercise all the rights, powers and privileges of ownership, including the right to vote, if any

(M) Shall have power to purchase, hold, sell and transfer shares of it's own capital stock and use therefor it's capital, capital surplus, surplus, or other property or fund.

(N) Shall have power to conduct business, have one or more offices, and hold, purchase mortgage and convey real and personal property in the State of Nevada, and in any of the several states, territories, possessions and dependencies of the United States, the District of Columbia, and foreign countries.

(O) Shall have power to do all and everything necessary and proper for the accomplishment of the objects enumerated in it's certificate or articles of incorporation, or any amendment thereof, or necessary or incidental to the protection and benefit of the corporation, and, in general to carry on any lawful business necessary or incidental to the attainment of the objects of the corporation, whether or not such business is similar in nature to the objects set forth in the certificate or articles of incorporation of the corporation, or any amendment thereof.

(P) Shall have power to make donations for the public welfare or for charitable scientific or educational purposes.

(Q) Shall have power to enter into partnerships, general or limited, or joint ventures in connection with any lawful activities.

FOURTH. The aggregate number of shares the corporation shall have authority to issue shall be TWENTY FIVE MILLION (25,000,000) shares of common stock, par value one mil ($.001) per share, each share of common stock having equal rights and preferences, voting privileges and preferences.

FIFTH. The governing board of this corporation shall be known as directors, and the number of directors may from time to time be increased or decreased in such manner as shall be provided by the By-Laws of this Corporation, providing that the number of directors shall not be reduced to fewer than one (1).

The name and post office address of the first Board of Director(s) shall be one(1) in number and listed as follows:

Name	**Address**
Kim Farran	1675 Van Ness Reno, Nevada 89503

SIXTH. The capital stock, after the amount of the subscription price, or par value, has been paid in, shall not be subject to assessment to pay the debts of the corporation.

SEVENTH. The name and post office address of the Incorporator signing the Articles of Incorporation is as follows:

Name	**Address**
Kim Farran	1675 Van Ness Reno, Nevada 89503

EIGHTH. The resident agent for this corporation shall be:

KIM FARRAN

The address of said agent, and the registered or statutory address of this corporation in the state of Nevada shall be:

1675 Van Ness
Reno, Nevada 89503

NINTH. The corporation is to have perpetual existence.

TENTH. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized:

Subject to the By-Laws, if any, adopted by the stockholders, to make, alter or amend the By-Laws of the Corporation.

To fix the amount to be reserved as working capital over and above it's capital stock paid in; to authorize and cause to be executed, mortgages and liens upon the real and personal property of this Corporation.

By resolution passed by a majority of the whole Board, to designate one (1) or more committees, each committee to consist of one (1) or more of the Directors of the Corporation, which, to the extent provided in the resolution, or in the By-Laws of the Corporation, shall have and may exercise the powers of the Board of Directors in the management of the business and affairs of the Corporation. Such committee, or committees shall have such name, or names as may be stated in the By-Laws of the Corporation, or as may be determined from time to time by resolution adopted by the Board of Directors.

When and as authorized by the affirmative vote of the stockholders holding stock entitling them to exercise at least a majority of the voting power given at a stockholders meeting called for that purpose, or when authorized by the written consent of the holders of at least a majority of the voting stock issued and outstanding, the Board of Directors shall have power and authority at any meeting to sell, lease or exchange all of the property and assets of the Corporation, including it's goodwill and it's franchises, upon such terms and conditions as it's Board of Directors deems expedient and for the best interests of the Corporation.

ELEVENTH. No shareholder shall be entitled as a matter of right to subscribe for or receive additional shares of any class of stock of the Corporation, whether now or hereafter authorized, or any bonds, debentures or securities convertible into stock, but such additional shares of stock or other securities convertible into stock may be issued or disposed of by the Board of Directors to such persons and on such terms as in it's discretion it shall deem advisable.

TWELFTH. No director or officer of the Corporation shall be personally liable to the Corporation or any of it's stockholders for damages for breach of fiduciary duty as a director or officer involving any act or omission of any such director or officer, provided however, that the foregoing provision shall not eliminate or limit the liability of a director or officer (i) for acts or omissions which involve intentional misconduct, fraud or a knowing violation of law, or (ii) the payment of dividends in violation of Section 78.300 of the Nevada Revised Statutes. Any repeal or modification of this Articles by the stockholders of the Corporation shall be prospective only and shall not adversely affect any limitation on the personal liability of a director or officer of the Corporation for acts or omissions to such repeal or modification

THIRTEENTH. This Corporation reserves the right to amend, alter, change or repeal any provision contained in the Articles of Incorporation, in the manner now or hereafter prescribed by statute, or by the Articles of Incorporation, and all rights conferred upon stockholders herein are granted subject to this reservation.

I, THE UNDERSIGNED, being the Incorporator herein before named for the purpose of forming a Corporation pursuant to the General Corporation Law of the State of Nevada, do make and file these Articles of Incorporation, hereby declaring and certifying that the facts herein stated are true, and accordingly have hereunto set my hand this 24 day of September, 1997.

Kim Farran

STATE OF NEVADA)
: ss.
COUNTY OF WASHOE)

On this the 24 day of September, 1997, Reno, Nevada, before me, the undersigned, a Notary Public in and for Reno, State of Nevada personally appeared KIM FARRAN, known to me to be the person whose name is subscribed to the foregoing document and acknowledged to me that he executed the same

OFFICIAL SEAL
MARY LOHNES
Notary Public - State of Nevada
WASHOE COUNTY
My Comm. Expires Mar. 12, 2001

Notary Public

I, Kim Farran, hereby accept as Resident Agent for the previously named Corporation

9/24/97
Date

KIM FARRAN

FILED # C20585-97

JAN 2 8 2002

IN THE OFFICE OF
DEAN HELLER, SECRETARY OF STATE

AMENDED ARTICLES OF INCORPORATION OF GOURMET GIFTS, INC.

Pursuant to NRS 78.403 of the Nevada Business Corporations Act, GOURMET GIFTS, INC., (the "Corporation") adopts the following Amendment of its Articles of Incorporation:

FIRST ARTICLE

The name of the Corporation shall be: **Gateway International Holdings, Inc.**

FOURTH ARTICLE

The aggregate number of common shares the corporation shall have authority to issue shall be ONE HUNDRED MILLION (100,000,000) shares of common stock, par value one mil ($.001) per share, each share of common stock having equal rights and preferences, voting privileges and preferences.

The aggregate number of preferred shares the corporation shall have authority to issue shall be TEN MILLION (10,000,000) shares of preferred stock, par value one mil ($.001) per share, in such series and designations as may be authorized by the Board of Directors.

The foregoing Amendment was adopted by the Board of Directors and Stockholders of the Corporation. The Amendment was adopted by separate written consents of the Board of Directors and Stockholders dated December 14, 2001, in accordance with Nevada Revised Statutes 78.315 and 78.320. The only Stockholders entitled to vote on the Amendment were holders of 4,384,000 shares of Common Stock, which are all of the issued and outstanding shares. The total number of votes cast in favor of the Amendment by Common Stock holders was 2,326,000, which is sufficient to approve the Amendment.

IN WITNESS WHEREOF, these Articles of Amendment are executed for and on behalf of the Corporation at its act and deed by the undersigned officer hereunto duly authorized, who certifies that the facts herein stated are true this 23rd day of January, 2002.

GOURMET GIFTS, INC.

Joe D. Thomas
President, Secretary and Treasurer

CERTIFICATE OF AMENDMENT
OF
ARTICLES OF INCORPORATION
OF
GATEWAY INTERNATIONAL HOLDINGS, INC.

(Pursuant to NRS 78.385 and 78.390 – after issuance of stock)

The undersigned being the President and Secretary of Gateway International Holdings, Inc., a Nevada Corporation, hereby certifies that pursuant to Unanimous Written Consent of the Board of Directors of said Corporation on February 10, 2009, and pursuant to Majority Written Consent of the Shareholders of said Corporation on February 10, 2009, it was voted that this Certificate of Amendment of Articles of Incorporation authorizing a change of the Corporation's name, be filed.

The effective date of this Amendment shall be March 25, 2009.

The undersigned certifies that the FIRST Article of the Articles of Incorporation, originally filed on September 24, 1997, and as amended, is amended to read as follows:

"The name of the Corporation is M Line Holdings, Inc."

The undersigned hereby certifies that he has on this 12th day of February, 2009 executed this Certificate amending the Articles of Incorporation heretofore filed with the Secretary of State of Nevada.

George Colin, Chief Executive Officer

Stephen Kaspriskin, Secretary

CONSENT

The number of shares of the corporation outstanding and entitled to vote on this Certificate of Amendment to Articles of Incorporation is 27,611,956 shares of common stock; that the said Certificate of Amendment to Articles of Incorporation has been consented to and approved by a majority of the outstanding voting stock of the corporation entitled to vote thereon.

The effective date of this Certificate shall be March 25, 2009.

George Colin, Chief Executive Officer
Dated: February 12, 2009